TERMS SHEET AGREEMENT

The following shall constitute agreement by and between Information Services Group Inc (herein, "ISG") and Ken Blow and Kevin McKool (together the "Vendors") on the one hand AND FundsTech Corp (herein, "FTC") and its subsidiary Transaction Data Management Inc (herein, "TDM") on the other hand, to the terms and conditions of a purchase by FTC and TDM of certain Intellectual Property, as herein defined, from the Vendors.

1) Definitions:

Assets: Refers to Intellectual Property;

Intellectual Property: All current and future business, Projects, portions of Projects, such as those defined as Projects herein that would otherwise be owned by, developed by or be an opportunity of ISG, Ken Blow and / or Kevin McKool.

Projects: Refers to all Projects that make up the Intellectual Property including but not limited to:

Project #1: Refers to the Seattle based Bank of America audit project. This project is held by TDM, with the start date of September 4 2006;

Project #2: Refers to the UNIX Audit Software project. The project to be subject to a purchase order from the Bank of America consisting of a pilot of 2,600 unit sales and a potential of 34 to 95 thousand unit sales as well as ongoing maintenance contract associated with the Unix Audit Software. The expected Project #2 pilot start date, defined by the acceptance of a purchase order for the pilot, is on or before October 23, 2006;

Project #3: Refers to the Line Wait Software project. This project consisting of software, and maintenance associated with such software, that monitors customer activity in bank branches and in other applications. The first sales, to Bank of America, to consist of a pilot of 1-3 Sites with potential sales 3,200 branches locations (out of a total of 6,800 branches) with one Site per branch. The expected Project #3 pilot start date is on or before November 10, 2006;

Project #4: Refers to Consolidation of Unix boxes for Bank of America. This project to take results from the audit software and manage the procurement and upgrade program for the Bank of America;

Future Projects: Refers to: 1) all future projects and right to future projects to be developed but as yet undefined to be sold to Bank of America or projects similar to Projects #1, 2, 3 and 4 and; 2) all sales to third parties or additional customers, such as those already disclosed to FTC by the Vendors, stemming from or similar to the services and product offerings sold or offered to Bank of America;

(herein, combined, the "Projects").

Unit: Refers to, in the case of Project #2: One Unit equals an individual CPU, computer, or server that is or becomes monitored by the Unix Audit Software;

Site: Refers to, in the case of Project #3: One Site defined as one physical location with one version of the Line Wait Software designated for, or resident at, that Site.

Vendors: Refers to ISG, owners of ISG, Ken Blow and Kevin McKool, these constituting all of the owners of Intellectual Property as defined herein.

Parties: Refers to: FTC, TDM, ISG, Ken Blow and Kevin McKool.

2) Purchase:

a. Purchase by TDM of all Intellectual Property, as herein defined, from ISGI, Ken Blow and Kevin McKool;
b. FTC to purchase the 50% of TDM owned by ISGI;
c. ISG businesses, both current and future, except for the outsourcing of the processing facility of Bank of America in Dallas Texas to be handled in a separate way, are to be transferred and held within TDM, TDM becomes wholly owned subsidiary of FTC.
d. All parties will work together to develop a solution of the outsourcing of processing facility of Bank of America in Dallas, Texas. Both parties believe that ISG needs to be a minority owned business to be able to receive the outsource contract for the Dallas facility;
e. Business to include 100% of all existing and proposed projects with Bank of America and all other current and future clients of ISGI or Ken Blow other than what is outlined in clause 2) c above and generally as defined as Intellectual Property herein.

3) Documentation:

a. All Project Purchase Orders to be in the name of Transaction Data Management Inc, (TDM);
b. Letter of Intent and definitive agreement between ISG, Ken Blow, Kevin McKool and TDM and or FTC to include the terms of this Terms Sheet Agreement plus additional terms and conditions as required;
c. Due diligence check list and resulting contractual representations by Vendors to FTC are to be part of the final agreement and are to include among other items: 1) financial statements of ISG; 2) documents regarding any debt and financial and legal liabilities; 3) existing contracts and; 4) confirmations from Vendors that no other party has any claim to the Intellectual Property as defined herein;
d. Purchase Agreement for the purchase of Intellectual Property by TDM / FTC with indemnification, performance, representations and warrantees necessary for the completion of such purchase.

4) Transaction Payments:

a. Initial Payment for Assets: Upon signing by both parties of the final version of this Terms Sheet Agreement and the successful completion of initial due diligence relating to calls with certain Bank of America personnel and provided all conditions that are required for the issuance of the Project #2 purchase order from

Bank of America are met by Vendors: FTC to pay Vendors $200,000 to cover initial costs of Project #2, Audit Box software project 2,600 unit pilot;

b. Second Payment for Assts: Upon Acceptance of the Letter of Intent by both parties OR the receipt of the purchase order by TDM for the Project #2, Audit Box Pilot or entire Project #2 from Bank of America: FTC to pay Vendors $150,000 to be used to cover the pilot costs of the Audit Box pilot and 50% of the Project #3, Line Wait software pilot;
c. $650,000 paid at a rate of $130 per unit of sale of the Project #2, Unix Audit Software project;
d. 25% of the outstanding shares of FTC ("FTC Stock") the delivery of which is tied to achievements / milestones already identified as achievable (FTC stock to be issued and held in FTC company escrow to lock in value for Vendors) :
    1. 33% of the FTC Stock released upon achievement of Milestone #1: Seattle consulting revenue reaching $700,000;
    2. 33% of the FTC Stock released upon achievement of Milestone #2: Audit Box Software project revenue reaching $4.0 million;
    3. 33% the FTC Stock released upon achievement of Milestone #3: Line Wait Software project revenue reaching $1.5 million or Audit Box Software project revenue reaching $10.0 million;

5) General Payment Conditions:

a. All payments from TDM to Vendors and / or specific persons of the Vendors, are refundable to FTC, at the option of FTC, should Projects not go forward within a thirty (30) day period following the expected Project start dates;
b. Software escrow agreements, that comply with Bank of America's standards or requirements for software and source code security and the relevant escrow agreements ("Software Escrow"), shall be entered into between TDM and the suppliers of software required by the Projects;
c. In the case of Project #2, as an additional condition to the payment described in clause 4) a, the software and solution supplier, Countermeasures Information Security, Inc ("CIS") is to issue a letter confirming that they agree to do all that is required in order to comply with the Software Escrow requirements, Vendors to obtain such letter from CIS.

6) Due Diligence / Transaction Period:

a. Response to list of due diligence items to occur in parallel with the payment schedule, with the critical due diligence issues having priority;
b. 90 days to look at and develop plans for: any liabilities; project specifics including funding / resources requirements for the full list of future projects; maintaining minority business status; staffing; compensation packages; stock option plans; business optimization etc.
c. FTC, ISG and Vendors continue to work together to grow TDM business.

7) Existing Business:

a. Regardless of the anticipated acquisition of ISG by TDM/FTC the Existing Business shall be continued to be pursued on behalf of TDM under the current

50/50 ownership between ISG and FTC. In the event that the purchase is not completed or is delayed beyond the receipt of a purchase order or start of operation of a Projects #2, 3 or 4, such business is to continue under TDM;

b. Project #1 – Seattle Project: Status quo until after closing;
c. Project #2 – Audit Software Project: attain purchase order in name of TDM and use initial down payment to get project pilot operational;
d. Project #3: - Line Wait Software Project: attain contract for TDM, use initial payments to get pilot and project operational;
e. TDM continues to operate on 50/50 ownership and profit split until after closing of the purchase on all projects including the Seattle project, the Audit Box Software Project and the Line Wait Software project;
f. TDM and ISG continue to attain new business, such as Project #3 Project #4 and the Dallas data center contract with Bank of America and additional projects prior to the closing of the agreements and during the due diligence period.

8) Post Transaction Responsibilities of FTC Management:

a. Finance and project funding;
b. Acquisitions (targeting, due diligence; negotiations & transaction documentation);
c. Company transactions and sales contracts;
d. Building of sales and marketing team to widen the target markets to a worldwide focus for the existing and future products of ISG and TDM
e. Operations and operation of projects
f. Personnel and staff management
g. Corporate functions such as accounting, legal, etc...

9) Post Transaction Responsibilities of ISG Management:

a. Sales and marketing to close currently known and future projects
b. Identify new opportunities and find 3rd party solutions that can be profitably sold to existing and new customers.
c. Assist with Corporate leadership of TDM;
d. Assist with operations of projects including transitioning of projects to operations team;

10) Partners' Income:

a. Partners defined as the current principals of FTC and personal of Vendors;;
b. Success driven, based on profit portion of revenue.

11) Final Agreement:

The definitive agreement with the terms of this Terms Sheet Agreement and the letter of intent shall include, but not be limited to, the following terms and components and closing requirements:

a. All agreements including this Terms Sheet Agreement to be held as Confidential to the extent allowed by law;
b. Representations of no liabilities to TDM; each party indemnification;

c. Audit software pilot complete;
d. Due diligence complete and due diligence findings dealt with;
e. Project #1 and Project #2 cash flowing;
f. Clauses defined by legal council to further define intent of the parties.

12) Project Profiles:

Stated conditions of the Projects #2 and #3 are as follows:
Project #2: UNIX Audit Software Project:

a. Costs of Pilot $100,000 consisting of:

To Software Supplier:	$50,000;
Travel Costs:	$20,000;
Personnel costs:	$20,000;
Misc	$10,000.

b. Pilot Revenue:
   Unit sales: 2,600 units;
   Cost: $225.00 per unit;
   Revenue: $995.00 per unit;
   Profit: $770.00 per unit.
c. Post Pilot Project Revenue:
   Unit sales: 34 to 95 thousand Units;
   Post Pilot Unit Cost: $400.00 per unit;
   Revenue: $995.00 per unit
   Profit: $595.00 per unit.

d. Maintenance Revenue:
   Profit: $500,000 per 10,000 Units per year;

Project #3: Line Wait Software Project:

a. Costs of Pilot $100,000 consisting of:

To Software Supplier:	$10,000;
Travel Costs:	$10,000;
Personnel costs:	$10,000;
Misc	$10,000.

b. Pilot Revenue:
   Site sales: 1-3 Sites;
   Cost: No projected cost available, profit is $2,500 per Site;
   Revenue: $2,500.00 per Site;
   Profit: $2,500.00 per Site.
c. Post Pilot Project Revenue:
   Site sales: Minimum of 200 Sites and potential of 6,800 Sites;
   Post Pilot Site Cost: $0.00 per unit;
   Revenue: $2,500.00 per Site;
   Profit: $2,500.00 per Site.
d. Maintenance Revenue:
   Revenue: $1,000 per Site per year;

13) Subsequent Agreement:

The Parties agree that this Terms Sheet Agreement accurately sets out the Parties' agreed upon major terms, conditions and expectations regarding the purchase of Intellectual Property by FTC and TDM from the Vendors. The Parties further agree that this agreement is binding on both Parties and that a more inclusive agreement may be entered into but will not negate the terms and conditions set out herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year below written:

______________________	[signature]
Don Headlund,	**Ken Blow,**
President and CEO,	President and CEO,
FundsTech Corp.	Information Services Group, Inc
Date: October ____, 2006	Date: October 17, 2006

______________________	[signature]
Michael Dodak,	**Ken Blow, as individual Vendor**
President and CEO,	Date: October 17, 2006
Transaction Data Management Inc.	
Date: October ____, 2006	

[signature]	[signature]
Ken Blow	**Kevin McKool, as individual Vendor**
Secretary,	Date: October 17, 2006
Transaction Data Management Inc.	
Date: October 17, 2006	

13) Subsequent Agreement:

The Parties agree that this Terms Sheet Agreement accurately sets out the Parties' agreed upon major terms, conditions and expectations regarding the purchase of Intellectual Property by FTC and TDM from the Vendors. The Parties further agree that this agreement is binding on both Parties and that a more inclusive agreement may be entered into but will not negate the terms and conditions set out herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year below written:

Don Headlund,
President and CEO,
FundsTech Corp.
Date: October 20, 2006

Ken Blow,
President and CEO,
Information Services Group, Inc
Date: October 17, 2006

Michael Dodak,
President and CEO,
Transaction Data Management Inc.
Date: October 20, 2006

Ken Blow, as individual Vendor
Date: October 17, 2006

Ken Blow
Secretary,
Transaction Data Management Inc.
Date: October 17, 2006

Kevin McKool, as individual Vendor
Date: October 17, 2006